Exhibit 99.2

LaBranche & Co Inc. Announces Proposed Rule 144A Senior Note Offering and Extends Expiration Date for Outstanding Tender Offer

NEW YORK, April 23  — LaBranche & Co Inc. (NYSE: LAB) announced today that it proposes to make a Rule 144A offering of $460 million in aggregate principal amount of senior notes due 2009 and senior notes due 2012.  The company intends to use the net proceeds of this offering to repurchase its outstanding 9-1/2% Senior Notes due August 2004 (“9-1/2% Notes”) (CUSIP No. 505447AB8) and 12% Senior Subordinated Notes due March 2007 (“12% Notes” and, together with the 9-1/2% Notes, the “Notes”) (CUSIP No. 505447AD4) pursuant to a previously announced tender offer and consent solicitation.  The company also intends to use a portion of the net proceeds from this offering to repurchase shares of its outstanding Series B Preferred Stock, although the preferred stock is not by its terms callable and the company cannot be certain that it will make an offer or be able to repurchase the preferred stock on acceptable terms.

The company also announced today that, in order for the expiration date of the tender offer to coincide with the expected settlement date of the proposed sale of the Notes, it is extending the expiration date of the tender offer.  The tender offer and consent solicitation is made pursuant to an Offer to Purchase and Consent Solicitation Statement and related Consent and Letter of Transmittal dated April 5, 2004, which set forth a more detailed description of the tender offer and consent solicitation.  The tender offer, which had been set to expire at midnight, New York City time, on May 3, 2004, will be extended to midnight, New York City time, on Monday, May 10, 2004, unless extended by the company.

The consent expiration date was 5:00 p.m., New York City time, on April 19, 2004.  Holders who desired to receive the consent payment and the tender offer consideration must have validly tendered their Notes pursuant to the offer and not withdrawn their tender on or prior to the consent expiration date.  Holders who validly tender their Notes after the consent expiration date will receive the tender offer consideration, but not the consent payment.  As of the close of business on April 19, 2004, which was the last day on which validly tendered Notes could have been withdrawn, the company had received consents from holders of over 92% of its 9-1/2% Notes and 94% of its 12% Notes, which exceeded the minimum amount of consents required for the proposed amendments to the indentures governing the Notes.

Upon consummation of the tender offer, assuming the payment date is May 11, 2004, the company will pay $1,043.22 for each $1,000 principal amount of 9-1/2% Notes purchased in the tender offer (which includes accrued and unpaid interest).  The purchase price was determined based on the formula set forth in its Offer to Purchase and Consent Solicitation Statement, which provides for a fixed spread of 50 basis points over the bid side yield (as quoted on Bloomberg Screen PX3 at 10:00 a.m., New York City time, on April 20, 2004) of the 2-1/8% U.S. Treasury Note due August 31, 2004, plus accrued and unpaid interest up to, but not including, the payment date.  The purchase price for the 9-1/2% Notes may be higher or lower, based on this formula, depending on the actual payment date for the 9-1/2% Notes.

The total consideration for the 9-1/2% Notes includes a consent payment of $20.00 per $1,000 principal amount of 9-1/2% Notes that is payable only to holders who validly tendered their 9-1/2% Notes before the consent expiration date.  Holders who validly tender their 9-1/2% Notes after the consent expiration date, but before the expiration of the tender offer, will be paid $1,023.22 per $1,000 principal amount of 9-1/2% Notes purchased in the tender offer (which includes accrued and unpaid interest).

As previously announced, the company also will pay $1,200.00 plus accrued and unpaid interest up to, but not including, the payment date, per $1,000 principal amount of 12% Notes.  The total consideration includes a consent payment of $20.00 per $1,000 principal amount of 12% Notes that is payable only to holders who validly tendered their 12% Notes before the consent expiration date.  Holders who validly tender their 12% Notes after the consent expiration date, but before the expiration of the tender offer, will be paid $1,180.00 per $1,000 principal amount of 12% Notes plus accrued and unpaid interest up to, but not including, the payment date.

The closing of the tender offer is subject to certain conditions with respect to each series of Notes, including: (i) receipt by the company of gross proceeds from the sale of new senior notes sufficient to finance the purchase of Notes of such series in the tender offer, and (ii) the receipt of consents from the holders of at least a majority of the outstanding principal amount of such Notes to amend the corresponding indenture (which condition has been satisfied). The company’s obligation to purchase a series of Notes in the tender offer is not conditioned on the purchase of the other series of Notes.

This press release is not an offer to purchase, a solicitation of an offer to sell or a solicitation of consent with respect to any securities. The offer is being made solely by the Offer to Purchase and Consent Solicitation Statement and related Consent and Letter of Transmittal dated April 5, 2004.

The senior notes are proposed to be offered in the United States only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended, and outside the United States pursuant to Regulation S under the Securities Act.

The senior notes proposed to be offered have not been registered under the Securities Act and may not be offered or sold in the United States absent registration under, or an applicable exemption from the registration requirements of, the Securities Act and applicable state securities laws.

Founded in 1924, LaBranche is a leading Specialist firm. The Company is the Specialist for more than 650 companies, seven of which are in the Dow Jones Industrial Average, 30 of which are in the S&P 100 Index and 103 of which are in the S&P 500 Index. In addition, LaBranche acts as the Specialist in over 200 options.

Certain statements contained in this release, including without limitation, statements containing the words “believes,” “intends,” “expects,” “anticipates,” and words of similar import, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that any such forward-looking statements are not guarantees of future performance, and since such statements involve risks and uncertainties, the actual results and performance of LaBranche and the industry may turn out to be materially different from the results expressed or implied by such forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. LaBranche also disclaims any obligation to update its view of any such risks or uncertainties or to publicly announce the result of any revisions to the forward-looking statements made in this release.

SOURCE LaBranche & Co Inc. -0- 04/06/2004 /CONTACT: Larry Prendergast, Executive Vice President of Finance, or Harvey S. Traison, Senior Vice President & Chief Financial Officer, both of LaBranche & Co Inc., +1-212-425-1144; Investors - Michael Polyviou, or Media - Brian Maddox or Scot Hoffman, all of Financial Dynamics, +1-212-850-5600, for LaBranche & Co Inc./ (LAB) CO: LaBranche & Co Inc.; Credit Suisse First Boston LLC ST: New York